Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Series B shares, without par value, of Pacific Airport Group (Grupo Aeroportuario del Pacífico, S.A.B. de C.V.), a corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico, and that this agreement may be included as an exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of August 30, 2021.

[Signature Page Follows]

Promotora Aeronáutica del Pacífico, S.A. de C.V.

/s/ Carlos Laviada Ocejo
Name: Carlos Laviada Ocejo
Title: Managing Member

CARLOS LAVIADA OCEJO

/s/ Carlos Laviada Ocejo

LAURA DIEZ BARROSO AZCÁRRAGA

/s/ Laura Diez Barroso Azcárraga